UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2022

Commission File Number 001-34584

HARBOR DIVERSIFIED, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3697002
(State of incorporation)	(I.R.S. Employer Identification No.)

W6390 Challenger Drive, Suite 203 Appleton, WI	54914-9120
(Address of principal executive offices)	(Zip Code)

(920) 749-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

On December 19, 2022, Air Wisconsin Airlines LLC (“Air Wisconsin”), an indirect wholly owned subsidiary of Harbor Diversified, Inc. (the “Company”), delivered written notice to United Airlines, Inc. (“United”) terminating the capacity purchase agreement, dated February 26, 2017, by and between Air Wisconsin and United (as amended, the “United capacity purchase agreement”) as a result of material breaches of the agreement by United.

Under the United capacity purchase agreement, United agreed to purchase the capacity of Air Wisconsin’s CRJ-200 regional jets, which Air Wisconsin operates as United Express, with a presence at both Chicago O’Hare and Washington Dulles international airports. Subject to certain limited exceptions, under the United capacity purchase agreement United is required to pay Air Wisconsin fixed daily revenue for each aircraft covered under the agreement, a fixed payment for each departure and block hour flown, and reimbursement of certain direct operating expenses in exchange for Air Wisconsin’s provision of regional flying services. In addition, Air Wisconsin is eligible to receive incentive payments, or required to pay penalties, upon the achievement of, or failure to achieve, certain performance criteria primarily based on flight completion, on-time performance, and customer satisfaction ratings.

Air Wisconsin terminated the agreement in connection with United’s failure to provide to Air Wisconsin certain negotiable instruments evidencing certain accruing obligations it owes to Air Wisconsin. As of November 30, 2022, the aggregate accrued principal amount of such obligations was approximately $17.5 million. Air Wisconsin does not expect to incur any early termination penalties in connection with the termination of the United capacity purchase agreement.

Although the termination was effective as of December 19, 2022, the United capacity purchase agreement provides a process for determining the “wind-down” schedule for withdrawal of aircraft from the agreement following termination. The parties can agree to modify that process and have discussed doing so but there can be no assurance that an agreement will be reached. Air Wisconsin will continue flying for United under the agreement until the wind-down period provided in the wind-down schedule has ended and all of the covered aircraft have been withdrawn from the agreement. Air Wisconsin anticipates the wind-down schedule will accommodate the transition of aircraft from the provision of service to United to the provision of service to American Airlines, Inc. pursuant to the capacity purchase agreement Air Wisconsin entered into with American in August 2022 (the “American capacity purchase agreement”). Although the wind-down schedule with United has not been finally determined, Air Wisconsin expects to commence flying operations for American in March 2023.

The foregoing descriptions of the United capacity purchase agreement and American capacity purchase agreement do not purport to be complete and are qualified in their entirety by reference to the United capacity purchase agreement, a redacted copy of which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the American capacity purchase agreement, a redacted copy of which was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements about the United capacity purchase agreement, the dispute between Air Wisconsin and United, the wind-down schedule under the United capacity purchase agreement, and Air Wisconsin’s flying operations with American. Forward-looking statements include all statements that are not solely historical facts and can be identified by terms such as “believe,” “could,” “estimate,” “expect,” “may,” “should,” or similar expressions. Investors are cautioned not to place undue reliance on these forward-looking statements, which are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including the risks and uncertainties addressed under the heading “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, and the other filings the Company makes with the Securities and Exchange Commission from time to time. These forward-looking statements speak only as of the date of this Current Report on Form 8-K and the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARBOR DIVERSIFIED, INC.

Date: December 23, 2022	/s/ Christine R. Deister
Christine R. Deister
Chief Executive Officer and Secretary